UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2015

Walter Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

3000 Riverchase Galleria, Suite 1700
Birmingham, Alabama 35244
(205) 745-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On May 7, 2015, Brian M. Chopin, Assistant Corporate Controller of Walter Energy, Inc. (the “Company”), was appointed Acting Corporate Controller and Chief Accounting Officer, effective May 20, 2015, and will serve as the successor to Kevin M. Harrigan, whose resignation was previously reported.

Mr. Chopin, age 32, joined the Company in June 2012, first serving as the Manager of SEC Reporting and, from January 2014 to May 2015, serving as Assistant Corporate Controller. Prior to joining the Company, Mr. Chopin worked at KPMG LLP as an Audit Senior Associate from September 2008 to June 2011 and as an Audit Manager from July 2011 to June 2012. Mr. Chopin earned a Bachelor of Accountancy and a Masters of Taxation from the University of Mississippi and is a Certified Public Accountant.

In connection with his appointment as Acting Corporate Controller and Chief Accounting Officer, Mr. Chopin and the Company intend to enter into a Management Severance Agreement, to be effective May 20, 2015 (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Chopin is entitled to receive certain severance payments and benefits if his employment by the Company is terminated other than for “cause” or “good reason,” but in each case excluding any separation from service due to death or “disability” (as such terms are defined in the Severance Agreement), subject to Mr. Chopin complying with the restrictive covenants contained in the Severance Agreement and executing a prescribed form of release of claims within 21 days following the date of such termination. The Severance Agreement provides that for one year following the date of termination, Mr. Chopin is entitled to monthly pay continuation with each monthly payment equal to one-twelfth (1/12) times the sum of his base salary and target bonus in effect on the date of termination. He is also entitled to continuation of his group health, insurance and other employee assistance program benefits beginning on the date of termination and continuing until the earliest to occur of (i) the first anniversary of the date of termination, (ii) the last date he is eligible to participate in the benefits under applicable law or (iii) the date he is eligible to receive comparable benefits from a subsequent employer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER ENERGY, INC.

Date: May 13, 2015	By:	/s/ Earl H. Doppelt
Earl H. Doppelt, Executive Vice President,
General Counsel and Secretary